Exhibit 23.4

Deloitte LLP

700, 850 – 2nd Street SW

Calgary AB T2P 0R8

Canada

April 28, 2015

Tel: 403-648-3200

Fax: 586-774-5398

www.deloitte.ca

TransAtlantic Petroleum Ltd.

16803 Dallas Parkway

Addison, Texas

Dear Sirs/Mesdames:

RE:	Letter of consent

As independent petroleum consultants, we hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of TransAtlantic Petroleum Ltd., and in the prospectus, of references to our firm and our report setting forth the estimates of the oil and gas reserves and revenues from the oil and gas reserves of certain properties in Albania owned by TransAtlantic Petroleum Ltd., as of December 31, 2014, and to the incorporation by reference of our report, in the form and context in which it appears, in the Registration Statement on Form S-3.

Yours truly,

/s/ Douglas S. Ashton

Douglas S. Ashton, P. Eng.

Partner

Deloitte LLP

/epm